SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Ultra Petroleum Corp.
(Name of Issuer)

Common Shares, without par value
(Title of Class of Securities)

903914208
(CUSIP Number)

April 12, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

13G
CUSIP No. 903914208	Page 2 of 21 Pages

1	NAME OF REPORTING PERSON
Scoggin International Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,500,000

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,500,000

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3%

12	TYPE OF REPORTING PERSON
CO

13G
CUSIP No. 903914208	Page 3 of 21 Pages

1	NAME OF REPORTING PERSON
Scoggin Worldwide Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,060,725

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,060,725

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,060,725

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%

12	TYPE OF REPORTING PERSON
CO

CUSIP No. 903914208	Page 4 of 21 Pages

1	NAME OF REPORTING PERSON
SB Special Situation Master Fund SPC – Portfolio F

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
9,484,083

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
9,484,083

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,484,083

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%

12	TYPE OF REPORTING PERSON
CO

13G
CUSIP No. 903914208	Page 5 of 21 Pages

1	NAME OF REPORTING PERSON
Scoggin Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,500,000

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,500,000

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 903914208	Page 6 of 21 Pages

1	NAME OF REPORTING PERSON
Scoggin GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,500,000

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,500,000

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3%

12	TYPE OF REPORTING PERSON
OO

13G
CUSIP No. 903914208	Page 7 of 21 Pages

1	NAME OF REPORTING PERSON
Old Bellows Partners LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,544,808

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
10,544,808

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,544,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 903914208	Page 8 of 21 Pages

1	NAME OF REPORTING PERSON
Old Bell Associates LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
10,544,808

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
10,544,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,544,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%

12	TYPE OF REPORTING PERSON
OO

CUSIP No. 903914208	Page 9 of 21 Pages

1	NAME OF REPORTING PERSON
A. Dev Chodry

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,162

	6	SHARED VOTING POWER
15,044,808

	7	SOLE DISPOSITIVE POWER
33,162

	8	SHARED DISPOSITIVE POWER
15,044,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,077,970

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.7%

12	TYPE OF REPORTING PERSON
IN

13G
CUSIP No. 903914208	Page 10 of 21 Pages

1	NAME OF REPORTING PERSON
Craig Effron

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
150,000

	6	SHARED VOTING POWER
15,044,808

	7	SOLE DISPOSITIVE POWER
150,000

	8	SHARED DISPOSITIVE POWER
15,044,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,194,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.8%

12	TYPE OF REPORTING PERSON
IN

13G
CUSIP No. 903914208	Page 11 of 21 Pages

1	NAME OF REPORTING PERSON
Curtis Schenker

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
103,466

	6	SHARED VOTING POWER
15,044,808

	7	SOLE DISPOSITIVE POWER
103,466

	8	SHARED DISPOSITIVE POWER
15,044,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,148,274

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.8%

12	TYPE OF REPORTING PERSON
IN

Item 1(a).	Name of Issuer:

Ultra Petroleum Corp.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

400 North Sam Houston Parkway E., Suite 1200, Houston, Texas

Item 2(a).	Name of Persons Filing:

(i)	Scoggin International Fund, Ltd.
(ii)	Scoggin Worldwide Fund, Ltd.
(iii)	SB Special Situation Master Fund SPC – Portfolio F
(iv)	Scoggin Management LP
(v)	Scoggin GP LLC
(vi)	Old Bellows Partners LP
(vii)	Old Bell Associates LLC
(viii)	A. Dev Chodry
(ix)	Craig Effron
(x)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Each of Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd. and SB Special Situation Master Fund SPC – Portfolio F has a business address at c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin International Fund, Ltd.
Cayman Islands

(ii)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(iii)	SB Special Situation Master Fund SPC – Portfolio F
Cayman Islands

(iv)	Scoggin Management LP
Delaware

(v)	Scoggin GP LLC
Delaware

(vi)	Old Bellows Partners LP
Delaware

(vii)	Old Bell Associates LLC
New York

(viii)	A. Dev Chodry
USA

(ix)	Craig Effron
USA

(x)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Shares

Item 2(e).	CUSIP Number:

903914208

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b) ☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) ☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) ☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e) ☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j) ☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)	Scoggin International Fund, Ltd.[1]

(a)	Amount beneficially owned: 4,500,000

(b)	Percent of class: 2.3%[2]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 4,500,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 4,500,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)	Scoggin Worldwide Fund, Ltd.[3]

(a)	Amount beneficially owned: 1,060,725

(b)	Percent of class: 0.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 1,060,725

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 1,060,725

(iv)	Shared power to dispose or to direct the disposition of: 0

[1]
The investment manager of Scoggin International Fund, Ltd. is Scoggin Management LP. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP.  Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP. Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

[2]
Percentages are based on 194,991,656 shares of common stock outstanding as of April 12, 2017 as reported in the issuer’s current report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2017.

[3]
The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  A. Dev Chodry is the managing member of Old Bell Associates LLC.

(iii)	SB Special Situation Master Fund SPC – Portfolio F4

(a)	Amount beneficially owned: 9,484,083

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 9,484,083

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 9,484,083

(iv)	Shared power to dispose or to direct the disposition of: 0

(iv)	Scoggin Management LP5

(a)	Amount beneficially owned: 4,500,000

(b)	Percent of class: 2.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 4,500,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 4,500,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(v)	Scoggin GP LLC[6]

[4]
The investment manager of SB Special Situation Master Fund SPC – Portfolio F is Old Bellows Partners LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  A. Dev Chodry is the managing member of Old Bell Associates LLC.

[5]
Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP.  Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

[6]
Scoggin GP LLC is the general partner of Scoggin Management LP.  Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker  are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

(a)	Amount beneficially owned: 4,500,000

(b)	Percent of class: 2.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 4,500,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 4,500,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(vi)	Old Bellows Partners LP7

(a)	Amount beneficially owned: 10,544,808

(b)	Percent of class: 5.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 10,544,808

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 10,544,808

(iv)	Shared power to dispose or to direct the disposition of: 0

(vii)	Old Bell Associates LLC[8]

(a)	Amount beneficially owned: 10,544,808

(b)	Percent of class: 5.4%

[7]
Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.  Craig Effron and Curtis Schenker are Co-Chief Investment Officer of Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  A. Dev Chodry is the managing member of Old Bell Associates LLC.

[8]
Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC.  Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.  Craig Effron and Curtis Schenker are Co-Chief Investment Officers of Event Driven Strategies for Old Bellows Partners LP.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 10,544,808

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 10,544,808

(viii)	A. Dev Chodry[9]

(a)	Amount beneficially owned: 15,077,970

(b)	Percent of class: 7.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 33,162

(ii)	Shared power to vote or to direct the vote: 15,044,808

(iii)	Sole power to dispose or to direct the disposition of: 33,162

(iv)	Shared power to dispose or to direct the disposition of: 15,044,808

(ix)	Craig Effron[10]

(a)	Amount beneficially owned: 15,194,808

(b)	Percent of class: 7.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 150,000

[9]
A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd. A. Dev Chodry is the managing member of Old Bell Associates LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

[10]
Craig Effron is a Co-Chief Investment Officer for Event Driven Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd. Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron is a managing member of Scoggin GP LLC. Craig Effron is a Co-Chief Investment Officer for Event Driven Strategies for Old Bellows Partners LP.  Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

(ii)	Shared power to vote or to direct the vote: 15,044,808

(iii)	Sole power to dispose or to direct the disposition of: 150,000

(iv)	Shared power to dispose or to direct the disposition of: 15,044,808

(x)	Curtis Schenker[11]

(a)	Amount beneficially owned: 15,148,274

(b)	Percent of class: 7.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 103,466[12]

(ii)	Shared power to vote or to direct the vote: 15,044,808

(iii)	Sole power to dispose or to direct the disposition of: 103,466

(iv)	Shared power to dispose or to direct the disposition of: 15,044,808

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

A person other than the Reporting Persons has the right to receive dividends from, or the proceeds from the sale of, such securities with respect to the 82,140 shares held in certain accounts as to which Curtis Schenker has discretionary authority.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

[11]
Curtis Schenker is a Co-Chief Investment Officer for Event Driven Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin International Fund, Ltd.  Scoggin GP LLC is the general partner of Scoggin Management LP.  Curtis Schenker is a managing member of Scoggin GP LLC.  Curtis Schenker is a Co-Chief Investment Officer for Event Driven Strategies for Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

[12]	Includes 54,812 shares held in accounts as to which Curtis Schenker has discretionary authority.

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of April 21, 2017	Scoggin International Fund, Ltd.

By: Scoggin Management LP, as Investment Manager
By: Scoggin GP LLC, its General Partner

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of April 21, 2017	Scoggin Worldwide Fund, Ltd.

By: Old Bellows Partners LP, as Investment Manager
By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of April 21, 2017	SB Special Situation Master Fund SPC – Portfolio F

By: Old Bellows Partners LP, as Investment Manager
By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of April 21, 2017	Scoggin Management LP

By: Scoggin GP LLC, its General Partner

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of April 21, 2017	Scoggin GP LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of April 21, 2017	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of April 21, 2017	Old Bell Associates LLC

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of April 21, 2017	/s/ A. Dev Chodry
A. Dev Chodry

Dated as of April 21, 2017	/s/ Craig Effron
Craig Effron

Dated as of April 21, 2017	/s/ Curtis Schenker
Curtis Schenker

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of April 21, 2017	Scoggin International Fund, Ltd.

By: Scoggin Management LP, as Investment Manager
By: Scoggin GP LLC, its General Partner

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of April 21, 2017	Scoggin Worldwide Fund, Ltd.

By: Old Bellows Partners LP, as Investment Manager
By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of April 21, 2017	SB Special Situation Master Fund SPC – Portfolio F

By: Old Bellows Partners LP, as Investment Manager
By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of April 21, 2017	Scoggin Management LP

By: Scoggin GP LLC, its General Partner

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of April 21, 2017	Scoggin GP LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of April 21, 2017	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of April 21, 2017	Old Bell Associates LLC

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of April 21, 2017	/s/ A. Dev Chodry
A. Dev Chodry

Dated as of April 21, 2017	/s/ Craig Effron
Craig Effron

Dated as of April 21, 2017	/s/ Curtis Schenker
Curtis Schenker